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                                                                    EXHIBIT 5.1

                                  DRAFT

                             February  , 1999

National Golf Properties, Inc.
29651 28th Street
Suite 3001
Santa Monica, California 90405

  Re: National Golf Properties, Inc., a Maryland corporation (the
     "Company")--Registration Statement on Form S-3 (Registration No. 333-67403), pertaining to up to Two Million Eight Hundred Thousand Six Hundred Sixteen (2,800,616) shares (the "Shares") of common stock, par value one cent ($0.01) per share ("Common Stock"), to be issued to certain holders (the "Selling Stockholders") of units of limited partnership interest (the "Units") in National Golf Operating Partnership, L.P., a Delaware limited partnership (the "Partnership") upon exchange of such Units
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Ladies and Gentlemen:

  In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on or about November 17, 1998, as amended (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

  We have acted as special Maryland corporate counsel for the Company in its individual capacity and as the sole general partner of the Partnership, in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the issuance and delivery of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents record with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Corporation (the "Charter"), consisting of Articles of Incorporation filed with the SDAT on March 28, 1995; the Amended Articles of Incorporation filed with the SDAT on March 30, 1995; Amended Articles of Incorporation filed with the SDAT on November 9, 1994; Articles of Merger filed with the SDAT on August 31, 1995; Articles Supplementary filed with the SDAT on March 4, 1998; Certificate of Correction filed with the SDAT on March 25, 1998 and Articles Supplementary filed with the SDAT on April 20, 1998. We have also examined the Bylaws of the Company, the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 20, 1998 (the "Partnership Agreement") and Resolutions of the Board of Directors of the Company adopted on or before the date hereof and in full force and effect on the date hereof; and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. We have also assumed that none of the Shares will be issued or transferred to an interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of Maryland General Corporation Law, or in violation of the provisions of Subparagraph C(3) of
Article IV of the Charter entitled "Restrictions on Ownership and Transfer to Preserve Tax Benefit".

  Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that the Shares have been duly reserved and authorized for issuance by all necessary corporate action on the part of the Company and when such Shares to be issued and delivered by the Company to the Selling Stockholders are issued and delivered in exchange of Units of the Partnership, upon and subject to the terms and conditions set forth in to the Partnership Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable.
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National Golf Properties, Inc.
February   , 1999
Page 2

  We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters."

  The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

                                          Very truly yours,